Exhibit (e)(1)(c)

Addendum to Distribution Agreement

Dated June 9, 2015

Between

Forward Funds

and

Forward Securities, LLC

THIS ADDENDUM is made effective as of October 16, 2018, by and between Forward Securities, LLC (“Forward Securities”), and Forward Funds (the “Trust”).

WHEREAS, Forward Securities and the Trust have entered into a Distribution Agreement dated June 9, 2015, as amended (the “Agreement”); and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved on June 8, 2018 the liquidations of the Salient Adaptive Balanced Fund, Salient Adaptive Income Fund, Salient Adaptive US Equity Fund, Salient EM Infrastructure Fund, Salient International Dividend Signal Fund, Salient Real Estate Fund, Salient Select Opportunity Fund, and Salient US Dividend Signal Fund, and the reorganization of Salient Tactical Real Estate Fund and Salient International Real Estate Fund into Salient Global Real Estate Fund; and

WHEREAS, the Board approved on July 31, 2018 the liquidation of the Salient Tactical Muni & Credit Fund; and

WHEREAS, the Trust and Forward Securities wish to modify Schedule A of the Agreement to reflect the foregoing;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto on September 20, 2018, to be effective as of the date of the Addendum first set forth above.

Forward Securities, LLC		Forward Funds

By:	/s/ Paul A. Bachtold	By:	/s/ Kristen Bayazitoglu
Name:	Paul A. Bachtold	Name:	Kristen Bayazitoglu
Title:	Secretary	Title:	Secretary

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of October 16, 2018

Salient Global Real Estate Fund

Salient International Small Cap Fund

Salient Select Income Fund

Salient Tactical Growth Fund